SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to sec. 240.14a-12.

The Salomon Brothers Fund Inc

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.
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IMPORTANT NEW INFORMATION ABOUT THE SPECIAL MEETING OF SHAREHOLDERS FUND ANNOUNCES PROPOSAL TO CONVERT TO AN OPEN-END FUND

November 17, 2005

Dear Shareholders of The Salomon Brothers Fund Inc:

We are writing to inform you of recent events affecting your Fund’s Special Meeting of Shareholders, which has been adjourned to November 29, 2005.

On November 15, 2005, your Board of Directors announced a proposal to convert the Fund to an open-end fund in light of shareholder sentiments expressed during the proxy solicitation for approval of the New Management Agreement. Enclosed please find a press release issued by the Fund announcing the open-ending proposal and the settlement with Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”). The Fund intends to convert into an open-end fund, provided shareholders approve the New Management Agreement at the adjourned Special Meeting and subject to shareholder approval of the open-ending at another special meeting of shareholders expected to be held in the first quarter of 2006. As an open-end fund, the Fund’s shares would be redeemable at net asset value (subject to a 0.75% redemption fee during the first year after conversion). A description of the open-ending proposal is set forth in the enclosed press release.

As part of the settlement, Elliott will not vote any executed blue proxy cards that it solicited and received for the Special Meeting. Accordingly, if you have returned a blue proxy card, your shares will not be represented at the Special Meeting of Shareholders. In order to vote at the Special Meeting, you must sign, date and return a WHITE proxy card, or you may follow the instructions on the WHITE proxy card to vote by phone or over the Internet. You may also vote in person at the Special Meeting. In light of the decision of the Fund’s Board to seek an open-ending, Elliott is now recommending that shareholders vote FOR the New Management Agreement.

In light of this settlement and to allow all shareholders the opportunity to ensure their votes are counted, the Fund has adjourned the Special Meeting of Shareholders scheduled for November 15, 2005 to November 29, 2005 at 3:00 p.m. at 399 Park Avenue, 12th Floor Auditorium, New York, New York 10022.

IMPORTANT INFORMATION FOR SHAREHOLDERS HOLDING THEIR SHARES IN A BROKERAGE ACCOUNT

Your broker can vote your shares held in a brokerage account ONLY if you give instructions to do so. If you give no instructions, your shares cannot be voted on this proposal at the Special Meeting.

Give your broker instructions simply by signing and dating the enclosed WHITE proxy card, and returning it in the enclosed postage-paid envelope or follow the instructions for phone or Internet voting on the enclosed WHITE proxy card. You do not have to contact your broker directly. We urge you to act today, and vote FOR the New Management Agreement on the enclosed WHITE proxy card.

The Board of Directors of your Fund recommends that you vote FOR the New Management Agreement to assure continuity of investment advisory services and to allow the open-ending proposal to be presented to the Fund’s shareholders at a later meeting. Vote now to ensure your vote reaches us by November 29.

We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposal or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-888-293-6728.

Sincerely,

R. Jay Gerken

Chairman

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED.

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

17 State Street, 10th Floor

New York, NY 10004

(888) 293-6728 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

The Salomon Brothers Fund Inc Announces

Proposal to Convert to Open-End Fund and

Settlement of Proxy Contest

NEW YORK – (Business Wire) – November 15, 2005 —The Salomon Brothers Fund Inc (NYSE: SBF) (the “Fund”) announced today that its Board of Directors has unanimously approved a proposal to convert the Fund from a closed-end investment company to an open-end investment company, subject to stockholder approval. The proposal to open-end the Fund is also conditioned on stockholder approval of a new Management Agreement between the Fund and its current investment adviser, Salomon Brothers Asset Management Inc (“SBAM”), at a special meeting of stockholders currently scheduled to be held later today. The special meeting is expected to be adjourned to November 29, 2005 to give stockholders the opportunity to consider this new development. The new Management Agreement would take effect upon the closing of the sale by Citigroup Inc. of its asset management business, which includes SBAM, to Legg Mason, Inc. This transaction is expected to close on December 1, 2005.

The Board is proposing the Fund’s conversion to an open-end fund in light of stockholder sentiments expressed during the proxy solicitation for approval of the new Management Agreement. The Board of Directors of the Fund has determined that converting to an open-end fund would accomplish the goal of allowing all stockholders an opportunity to obtain near net asset value for their shares in a manner that is most consistent with the interests of all stockholders of the Fund.

R. Jay Gerken, Chairman and President of the Fund said, “The open-end structure was the best option among several we considered in seeking to be responsive to stockholders of The Salomon Brothers Fund. While the closed-end fund structure offers many benefits, we believe that the particular investment objective and strategies of this specific fund may also be pursued in an open-end format.”

The Fund is also announcing that Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) and the Fund have entered into a settlement agreement pursuant to which Elliott has agreed to terminate its opposition to the approval of the Fund’s new Management Agreement, and support the Board’s recommendation that stockholders vote to approve the new Management Agreement. Stockholders who executed blue cards can assure their votes will be counted by executing and returning a WHITE proxy card or by calling 1-888-293-6728.

Terms of New Open-End Fund. As an open-end fund, the Fund’s shares would be redeemable at net asset value. During the first year after converting to an open-end fund, redemptions would be subject to a 0.75% redemption fee of the aggregate net asset value of the stockholder’s shares being redeemed. This fee would be paid to the Fund to cover, among other things, administrative, trading and other costs relating to redemption, which costs would otherwise be borne by the Fund’s remaining stockholders. If conversion to an open-end fund is approved by stockholders, the Fund would delist its shares from the New York Stock Exchange and begin continuously offering its shares to the public, initially as part of the Salomon Brothers fund family, following the effective date of a registration statement to be filed with the U.S. Securities and Exchange Commission (“SEC”). Shares acquired while the Fund operated as a closed-end fund would be converted into shares that would not be subject to any distribution-related fees.

Requirements for Conversion. Conversion to an open-end fund is subject to approval by the affirmative vote of the holders of at least two-thirds of the Fund’s outstanding shares and conditioned upon stockholder approval of the new Management Agreement. If the new Management Agreement is approved, stockholders of the Fund will be asked to vote on a proposal to convert to an open-end fund, and certain related proposals, at a special meeting of stockholders expected to be held in the first quarter of 2006. No record or meeting date has yet been set for these votes.

Settlement of Proxy Contest. Under the settlement agreement between the Fund and Elliott, Elliott has agreed to support the Board’s recommendation that stockholders vote to approve the new Management Agreement. Elliott will also cease soliciting proxies from stockholders for the Special Meeting relating to the new Management Agreement and will not vote any proxies it previously received. Elliott has also agreed to support the Board’s proposal to open-end the Fund.

In addition, Elliott has agreed not to sell or transfer the rights to vote its shares of the Fund prior to the record date for the stockholder meeting at which conversion of the Fund to an open-end fund will be considered. Elliott has also entered into a separate settlement agreement with SBAM containing certain agreements with respect to other closed-end funds and Elliott’s agreement to support stockholder approval of the new Management Agreement.

The summary of the settlements reached by Elliott, the Fund and SBAM included in this press release is qualified in its entirety by reference to the full text of the settlement agreements reached by Elliott, the Fund and SBAM, which will be filed by the Fund with the SEC and will be available for free on the SEC’s website, http://www.sec.gov. Elliott, the Fund and SBAM have agreed not to make any additional public statements relating to the settlements.

In connection with the proposal to open-end the fund, the Fund intends to file a proxy statement with the SEC. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the proxy statement and other documents filed by the Fund will be available for free at the SEC’s website, http://www.sec.gov. Stockholders can also obtain a copy of these documents, when available, for free by calling the Fund at 1-866-718-0017.

The Fund, its directors and executive officers and other members of its management and employees may be deemed to be participants in the Fund’s solicitation of proxies from its stockholders in connection with the proposal to open-end the fund. Information concerning the interests of the Fund’s participants in the solicitation is set forth in the Fund’s proxy statements and stockholder reports on Form N-CSR, previously filed with the SEC, and in the 2005 joint proxy statement relating to the proposal to approve the new Management Agreement.

The Salomon Brothers Fund Inc, a diversified investment management company, is managed by Salomon Brothers Asset Management Inc, an indirect wholly owned subsidiary of Citigroup Inc.

For more information, call 1-888-777-0102, or consult the Fund’s web site at www.sbam.com.

Contact:	Brenda Grandell
Director, Closed-End Funds
Citigroup Asset Management
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Citigroup Asset Management
212-559-0104

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